Exhibit 99.3

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR FIRST QUARTER

Newport, New Hampshire – April 19, 2007– New Hampshire Thrift Bancshares, Inc. (the Company) (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the quarter ended March 31, 2007 of $1,024,609, or $.24 per share diluted, compared to $1,370,713, or $.32 per share diluted, for the same period last year, a decrease of $346,104, or 25.25%. The Company’s returns on average assets and returns on average equity for the three month periods were 0.60% and 8.68%, respectively, in 2007, compared to 0.85% and 12.56%, respectively, in 2006.

The $346,104 decrease in net income for the quarter ended March 31, 2007 reflects a before-tax decrease of $637,500 in net interest and dividend income, due to continuing margin compression and a slowing housing market. The decrease in net income for the quarter ended March 31, 2007 was also caused by a before-tax increase of $207,945, or 5.05%, in noninterest expense, due in part to the recent opening of two new branch offices. A before-tax increase in noninterest income for the quarter ended March 31, 2007, in the amount of $251,976, partially due to increases in customer service fees, helped to offset the above decreases. For the quarter ended March 31, 2007, total loan production was $37,117,272, compared to $40,646,546 for the quarter ended March 31, 2006. The Bank’s net interest margin declined to 2.88% at March 31, 2007, compared to 3.41% at March 31, 2006.

Total assets increased by $17,185,404, or 2.70%, to $654,590,243 at March 31, 2007, compared to $637,404,839 at March 31, 2006. Loans, net, held in portfolio increased by $27,027,491, or 5.80%, to $493,097,068 at March 31, 2007 from $466,069,577 at March 31, 2006. Loans sold and serviced for others totaled $299,795,160 at March 31, 2007, compared to $306,104,988 at March 31, 2006. Total advances from the Federal Home Loan Bank stood at $100,000,000 at March 31, 2007, compared to $105,000,000 at March 31, 2006.

Total deposits increased by $23,540,568, or 5.27%, to $469,899,063 at March 31, 2007, from $446,358,495 at March 31, 2006. Shareholders’ equity of $47,068,652 resulted in a book value of $11.59 per share based on 4,060,878 shares of common stock outstanding. As previously announced, a regular quarterly dividend of thirteen cents per share is payable on April 30, 2007 to shareholders of record as of April 23, 2007.

On April 16, 2007, NHTB announced that it had entered into a definitive agreement to acquire First Community Bank (“First Community”) for approximately $15.5 million in cash and stock, and thereby further expand NHTB’s New Hampshire-based banking franchise into the State of Vermont. First Community will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb. First Community operates 5 branches located in Woodstock, Killington and Rutland, Vermont and has over $83.4 million in assets. The acquisition is expected to close during the fourth quarter of 2007 and is subject to First Community’s shareholders’ approval, as well as customary regulatory approvals. Following NHTB’s previously announced pending acquisition of First Brandon Financial Corporation (“First Brandon”), scheduled to close during the second quarter of 2007, the acquisition of First Community will create a combined company with approximately $865.5 million in assets and 29 branches in New Hampshire and Vermont.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through nineteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended
	3/31/07	3/31/06
Interest and Dividend Income	$8,810,634	$7,967,502
Interest Expense	4,479,521	2,998,889
Net Interest and Dividend Income	4,331,113	4,968,613
Provision for Loan Losses	7,000	40,276
Noninterest Income	1,530,149	1,278,173
Noninterest Expenses	4,324,313	4,116,368
Net Income	1,024,609	1,370,713
Earnings Per Common Share, basic	$0.25	$0.32
Earnings Per Common Share, assuming dilution (1)	$0.24	$0.32
Dividends Declared per common share	$0.130	$0.125

	As of 3/31/07	As of 3/31/06
Total Assets	$654,590,243	$637,404,839
Loans Receivable, Net	493,097,068	466,069,577
Securities	91,270,958	109,114,610
Total Deposits	469,899,063	446,358,495
Federal Home Loan Bank Advances	100,000,000	105,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	47,068,652	46,968,984
Book Value of Shares Outstanding	11.59	11.11
Tier I Core Capital to Assets	8.19%	8.21%
Shares Outstanding	4,060,878	4,226,580
Return on Average Assets	0.60%	0.85%
Return on Average Equity	8.68%	12.56%
Non-performing Assets as a % Total Assets	0.09%	0.08%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice; (10) NHTB may fail to successfully integrate the business of First Brandon and/or First Community, or to integrate them in a timely manner; (11) NHTB may fail to achieve anticipated cost savings, or to achieve savings in a timely manner; (12) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (13) NHTB, First Brandon and/or First Community may fail to obtain governmental approvals without adverse regulatory conditions; and (14) NHTB, First Brandon and/or First Community may fail to obtain required shareholder approval. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

This press release does not constitute an offer of securities. NHTB and First Brandon have filed a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of NHTB and First Brandon are urged to read the registration statement, the proxy statement/prospectus and all other documents which have been filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the merger. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about NHTB and First Brandon, at the SEC’s web site, http://www.sec.gov, and at their respective web sites, http://www.lakesunbank.com and http://www.fbnb.com.

In addition, NHTB and First Community will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders of First Community are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which you should consider before making any decision regarding the merger. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about NHTB and First Community, at the SEC’s web site, http://www.sec.gov, and NHTB’s web site, http://www.lakesunbank.com.

Copies of the relevant proxy statement/prospectus can be obtained without charge, when available, by directing a request to New Hampshire Thrift Bancshares, Inc., 9 Main Street, PO Box 9, Newport, NH 03773, to First Brandon Financial Corporation, Two Park Street, Brandon, Vermont 05733 or to First Community Bank, 1 Bond Street, Woodstock, Vermont 05091.

NHTB and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NHTB in connection with the merger. First Brandon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Brandon in connection with the merger. Information about the directors and executive officers of NHTB and their ownership of NHTB common stock and about the directors and executive officers of First Brandon and their ownership of First Brandon common stock, and the interests of such participants is set forth in the proxy statement/prospectus dated April 6, 2007, and filed with the SEC on April 9, 2007, which is available at the NHTB and SEC web sites noted above.

First Community and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Community in connection with the merger. Information about the directors and officers of First Community and ownership of First Community common stock, and the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.